Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.
Exhibit 10.36
SUPPLY AGREEMENT
THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of this 24th day of January, 2018 (the “Effective Date”), by and between Spark Therapeutics, Inc., a Delaware corporation organized under the laws of the State of Delaware, having a principal place of business at 3737 Market Street, Suite 1300, Philadelphia, PA 19104, USA (“Spark”), and Novartis Pharma AG, a Swiss company, with offices at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Spark and Novartis are sometimes referred to herein each as a “Party” and collectively as the “Parties”.
BACKGROUND:
WHEREAS, Spark is a biopharmaceutical company specializing in the development of gene therapies;
WHEREAS, Spark has experience and expertise in the Manufacture of the Drug Substance (as defined below);
WHEREAS, Novartis is a pharmaceutical company engaged in, among other things, the development, marketing and sale of certain pharmaceutical products;
WHEREAS, Spark and Novartis have entered into that Licensing and Commercialization Agreement, dated as of the Effective Date (as amended from time to time, the “License Agreement”);
WHEREAS, pursuant to Section 5.6 of the License Agreement, Spark and Novartis have agreed that Novartis shall purchase all of Novartis’ and its Affiliates’ and their respective Sublicensees’ and distributors’ technical, clinical and commercial requirements for the Products in the Novartis Territory (each capitalized term as defined below) from Spark, and Spark shall Manufacture and supply all of Novartis’ and its Affiliates’ and their respective Sublicensees’ and distributors’ technical, clinical and commercial requirements for the Products in the Novartis Territory; and
WHEREAS, the Parties wish to set forth the terms by which Spark shall Manufacture and/or supply Products to Novartis, and Novartis shall purchase the Products from Spark;
NOW, THEREFORE, in consideration of the promises, rights and obligations set out in this Agreement, the sufficiency of which is acknowledged, the Parties agree as follows:
1.DEFINITIONS. The following terms shall have the meanings ascribed to them below.

1.1    “Apparent Defect” means a Defect easily identifiable as a result of a visual inspection of a Product, such as quantity deviation with respect to the contents of a vial and damage in packaging or as a result of an inspection of accompanying Certificate of Analysis and shipment documentation.
1.2     “Approved Subcontractor(s)” means any subcontractor of Spark that is relevant to, and specified in, the Regulatory Approvals, as currently set forth on Exhibit D attached hereto. Such Exhibit D shall, at the time of full execution and delivery of the Quality Agreement by both Parties, be superseded and replaced by the Approved Subcontractor annex incorporated in such Quality Agreement, which annex may be updated and amended from time to time in accordance with Section 2.3 and the Quality Agreement.
1.3    “Batch of Diluent Product” means a batch of Diluent Product comprised of [**] vials of Diluent Product.
1.4    “Batch of Drug Substance” means a bulk batch of Drug Substance comprised of the purified output of [**] weekly sublots of drug substance intermediate (roughly estimated to be about [**] mL).
1.5    “Batch Record” means the final executed batch production and quality control records, prepared in accordance with cGMP, for each batch of Product, as applicable, Manufactured under this Agreement.
1.6    “Certificate of Analysis” means a document certifying that a batch of Product meets the applicable Specifications, as signed and dated by a duly authorized representative of Spark’s quality assurance department.
1.7    “cGMP” means the current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in the United States of America and the European Union, Japan, China and Canada relating to the manufacture of Product, including, without limitation, European Commission Directive 2003/94/EC on the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations (21 CFR §§ 210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline ICH Q7, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients.
1.8    “CMC Documentation” means the Chemistry, Manufacturing and Controls section of a Regulatory Approval.
1.9    “Commence Manufacture” means the Calendar Year in which Spark commences the Manufacture of a Batch of Drug Substance, whether to be supplied as a Batch of Drug Substance or as Resulting Vials of Drug Product to Novartis, pursuant to a Purchase Order.

1.10    “Cost of Diluent Product” means the total amount payable by Spark to the Fill and Finish Subcontractor for each Batch of Diluent Product as calculated in accordance with Accounting Standards, including:
(a)    the internal and external costs of Spark that directly relate to the Manufacture of a Batch of Diluent Product (including fees paid to the Fill and Finish Subcontractor);
(b)    any fees charged by the Fill and Finish Subcontractor for [**];
(c)    any pass-through costs together with any mark-up thereto for the purchase of Materials charged by the Fill and Finish Subcontractor;
(d)    any fees charged by the Fill and Finish Subcontractor relating to [**];
(e)    the applicable categories and components thereof identified in Column B of Exhibit A attached hereto (excluding all other columns), which categories and components shall serve as the general basis for calculating “Cost of Diluent Product” for any Calendar Year, subject to (i) the JSC’s discussion and input as to the specific units and allocation methodologies to be used to calculate the costs for each such category and components thereof for a particular Calendar Year, (ii) the provision of supporting details on cost allocations to the Cost of Diluent Product, and (iii) the Parties’ understanding that in some Calendar Years, it is possible that a category or any of its components thereof may include no costs; and
(f)    any other items as mutually agreed by the Parties in writing from time to time.
1.1    “Cost of Drug Product” means the aggregate of:
(a)    the Cost of Drug Substance; and
(b)    the internal and external costs of Spark and its Affiliates to perform all fill, finish and packaging processes relating to the Batch of Drug Substance to produce the Resulting Vials of Drug Product (such fill, finish and packaging processes collectively, the “Drug Product Finishing Activities”), all as calculated in accordance with Accounting Standards and which are directly related to the performance of Drug Product Finishing Activities, including:
(i)    all fees and costs directly relating to the purchase of Materials, [**];
(ii)    the applicable categories and components thereof identified in Column B of Exhibit A attached hereto (excluding all other columns), which categories and components shall serve as the general basis for calculating “Cost of Drug Product” for any Calendar Year, subject to (A) the JSC’s discussion and input as to the specific units and allocation methodologies to be used to calculate the costs for each such category and components thereof for a particular Calendar Year, (B) the provision of supporting details on cost allocations to the Cost of Drug Product, and (C) the Parties’ understanding that in some Calendar Years, it is possible that a category or any of its components thereof may include no costs; and

(iii)    any other items as mutually agreed between the Parties in writing from time to time.
For clarity, if Spark or any of its Affiliates performs all or any part of the Drug Product Finishing Activities, the “Cost of Drug Product” shall include the actual direct costs incurred by Spark or any of its Affiliates for conducting the Drug Product Finishing Activities. If an Approved Subcontractor performs all or any part of the Drug Product Finishing Activities, the “Cost of Drug Product” shall include the total amount payable by Spark to such Approved Subcontractor including:
(a)    any pass-through costs charged by an Approved Subcontractor, together with any mark-up thereto for the purchase of Materials charged by an Approved Subcontractor;
(b)    any fees charged by an Approved Subcontractor for [**];
(c)    any fees charged by the Fill and Finish Subcontractor relating to [**];
(d)    the applicable categories and components thereof identified in Column B of Exhibit A attached hereto (excluding all other columns), which categories and components shall serve as the general basis for calculating “Cost of Drug Product” for any Calendar Year, subject to (i) the JSC’s discussion and input as to the specific units and allocation methodologies to be used to calculate the costs for each such category and components thereof for a particular Calendar Year, (ii) the provision of supporting details on cost allocations to the Cost of Drug Product, and (ii) the Parties’ understanding that in some Calendar Years, it is possible that a category or any of its components thereof may include no costs; and
(e)    any other items as mutually agreed between the Parties in writing from time to time.
1.2    “Cost of Drug Substance” means the aggregate of the internal and external costs of Spark that directly relate to the Manufacture of a Batch of Drug Substance (but, for clarity, without performing any Drug Product Finishing Activities), all as calculated in accordance with Accounting Standards, including:
(a)    all fees and costs relating to the purchase of Materials, [**];
(b)    the applicable categories and components thereof identified in Column B of Exhibit A attached hereto, which categories and components shall serve as the general basis (excluding all other columns) for calculating “Cost of Drug Substance” for any Calendar Year, subject to (i) the JSC’s discussion and input as to the specific units and allocation methodologies to be used to calculate the costs for each such category and components thereof for a particular Calendar Year, (ii) the provision of supporting details on cost allocations to the Cost of Drug Substance, and (ii) the Parties’ understanding that in some Calendar Years, it is possible that a category or any of its components thereof may include no costs; and

(c)    any other items as mutually agreed between the Parties in writing from time to time.
For the avoidance of doubt, “Cost of Drug Substance” shall exclude costs of failed Batches of Drug Substance or any costs associated with the disposal of failed Drug Substance batches.
1.3    “Defective” means, with respect to a Product, Product that does not meet the Product Warranty, and “Defect” shall be construed accordingly.
1.4    “Diluent Product” means a vial of diluent as more specifically described in the Diluent Product Specifications, which vial shall be a naked vial unless otherwise set forth in Section 2.1(e).
1.1    “Diluent Product Specifications” means the written release specifications for the Diluent Product as set out in Exhibit B, which shall be superseded and replaced by specifications to be incorporated in the Quality Agreement, and which may be amended from time to time by the Parties in accordance with Section 5.4 and the Quality Agreement.
1.2    “Drug Product” means a [**] of Drug Substance more specifically described in the Drug Product Specifications, which vial shall be a naked vial unless otherwise set forth in Section 2.1(e).
1.3    “Drug Product Specifications” means the written release specifications for the Drug Product as set out in Exhibit B, which shall be superseded and replaced by specifications to be incorporated in the Quality Agreement, and which may be amended from time to time by the Parties in accordance with Section 5.4 and the Quality Agreement.
1.4    “Drug Substance” means voretigene neparvovec (AAV2-hRPE65v2), as more specifically described in the Drug Substance Specifications.
1.5    “Drug Substance Specifications” means the written release specifications for the Drug Substance as set out in Exhibit B, which shall be superseded and replaced by specifications to be incorporated in the Quality Agreement, and which may be amended from time to time by the Parties in accordance with Section 5.4 and the Quality Agreement.
1.6    “Escrow Materials” means the documents and materials specifically described on Exhibit C.
1.7    “Fill and Finish Subcontractor” means an Approved Subcontractor appointed by Spark to fill and finish the Drug Product and/or the Diluent Product, which as of the Effective Date is [**].
1.8    “Fill and Finish Subcontractor Facility” means the applicable facility of the Fill and Finish Subcontractor, which as of the Effective Date is [**] facility located at [**].
1.9    “First Rolling Forecast Date” means the first day of the first full quarter to occur after the Effective Date.

1.10    “Fixed Facility Fee” means for Batches of Drug Substance that Spark Commences Manufacturing in the Calendar Years [**], a fee not exceeding [**] US Dollars (US$[**]) per annum, and for Batches of Drug Substance that Spark Commences Manufacturing in each of the next [**] Calendar Years (the period from [**], the “Initial Fixed Facility Fee Period”), a fee equal to [**] percent ([**]%) of the Fixed Manufacturing Cost (regardless of whether Novartis orders any Drug Substance or Resulting Vials of Drug Product in those [**] Calendar Years), provided that:
(a)    if, during the Term, the Parties agree in writing to allocate additional Batches of Drug Substance to Novartis pursuant to Section 3.2(b), then:
(i)    if Novartis orders [**] Batches of Drug Substance, or the Resulting Vials of Drug Product corresponding to [**] Batches of Drug Substance, and the Calendar Year that Spark Commences Manufacturing of such Batches of Drug Substance is any of [**], the Fixed Facility Fee shall not exceed US$[**] for such Calendar Year; and
(ii)    if Novartis orders [**] Batches of Drug Substance, or the Resulting Vials of Drug Product corresponding to [**] Batches of Drug Substance, and is delivered the same in any of the next [**] Calendar Years, the Fixed Facility Fee shall be [**] percent ([**]%) of Spark’s actual Fixed Manufacturing Cost for the Calendar Year in which Spark Commences Manufacturing of such Batches of Drug Substance; and
(iii)    if Novartis orders [**] Batches of Drug Substance, or the Resulting Vials of Drug Product corresponding to [**] Batches of Drug Substance, and is the Calendar Year that Spark Commences Manufacturing of such Batches of Drug Substance is any of [**], the Fixed Facility Fee shall not exceed US$[**]; and
(iv)    if Novartis orders [**] Batches of Drug Substance, or the Resulting Vials of Drug Product corresponding to [**] Batches of Drug Substance, and is delivered the same in any of the next [**] Calendar Years, the Fixed Facility Fee shall be [**] percent ([**]%) of Spark’s actual Fixed Manufacturing Cost for the Calendar Year in which Spark Commences Manufacturing of such Batches of Drug Substance;
(b)    if, during the Term, the capacity of the Spark Facility increases beyond [**] Batches of Drug Substance or the Resulting Vials of Drug Product corresponding to such number of Batches of Drug Substance per Calendar Year, Spark shall adjust the [**], unless the Parties agree otherwise in the Capacity Plan;
(c)    if, during the Term, the Manufacture of the Drug Substance is transferred to Novartis or its designated Affiliate or a Third Party contract manufacturer, the Fixed Facility Fee shall be [**] from the date of the last delivery to Novartis;
(d)    if in any [**] during the Term, Novartis fails to place at least [**] Purchase Orders requiring Manufacture of a Batch of Drug Substance in that [**], then the Fixed Facility Fee shall [**], provided that:

(i)    without prejudice to any other rights or remedies Novartis may have under this Agreement, the Fixed Facility Fee for such [**] shall be reduced by [**] percent ([**]%) if Novartis orders [**] of Drug Substance and reduced by [**] percent ([**]%) if Novartis orders [**] of Drug Substance, where Novartis (acting reasonably) withholds one or more Purchase Orders or delays the proposed delivery date for such Purchase Order(s), as a result of (A) the occurrence of a Supply Failure event, or (B) the Parties (acting reasonably) agreeing that there is a reasonable likelihood that the Batches of Drug Substance or Resulting Vials of Drug Product will not conform with the Product Warranty (with any dispute as to the likelihood of conformity to be escalated to the JSC);
(ii)    without prejudice to any other rights or remedies Novartis may have under this Agreement, the Fixed Facility Fee for a [**] shall be reduced by [**] percent ([**]%) if Novartis orders [**] of Drug Substance and reduced by [**] percent ([**]%) if Novartis orders [**] of Drug Substance, where Novartis (acting reasonably) withholds one or more Purchase Orders or delays the proposed delivery date for such Purchase Orders as a result of a failure or delay by Spark in obtaining EU Regulatory Approval, except that if Spark subsequently obtains EU Regulatory Approval and the Products Manufactured pursuant to Sections 3.1 and 3.3 comply with the Product Warranty, then the Fixed Facility Fee shall not be so reduced and Novartis shall pay to Spark the remaining portion of the Fixed Facility Fee that it is has not yet paid for such [**] to Spark; and
(iii)    Spark shall reduce the Fixed Facility Fee by [**] percent ([**]%) if it uses [**] the vacant manufacturing slots for itself or Third Parties and by [**] percent ([**]%) if it uses [**] the vacant manufacturing slots for itself or Third Parties (with any such use to be agreed with Novartis in writing in advance).
(e)    if in any [**] during the Term, Spark fails to deliver one or more Batches of Drug Substance or the Resulting Vials of Drug Product as a result of a breach of the terms of this Agreement, the Fixed Facility Fee for that [**] shall be reduced by [**] percent ([**]%) if Spark delivers [**] of Drug Substance or the Resulting Vials of Drug Product and reduced by [**] percent ([**]%) if Spark fails to deliver [**] of Drug Substance or the Resulting Vials of Drug Product, provided that if Spark delivers such Drug Substance or the Resulting Vials of Drug Product in a subsequent [**], then without prejudice to any other rights or remedies it may have under this Agreement, Novartis shall pay the Fixed Facility Fee for the original [**] in which Manufacture was to occur during the [**] in which such Drug Substance or the Resulting Vials of Drug Product is actually delivered by Spark in accordance with Section 3.5; and
(f)    in [**], the Parties will discuss the best use of the available capacity in the Spark Facility in both Parties’ best interests and agree in good faith on the levels of capacity to be committed for Novartis. The Parties will agree in good faith to a new Fixed Facility Fee to apply after the expiration of the Initial Fixed Facility Fee Period (or such earlier time as the Parties may agree) and for each [**] thereafter during the period for which such fee should apply, based on the same principles that applied as of the Effective Date (namely a percentage of the Fixed Manufacturing Cost based on the percentage of capacity of the Spark Facility that is committed for Novartis).

1.11    “Fixed Manufacturing Cost” means those Manufacturing overhead costs incurred by Spark and its Affiliates relating exclusively to the Spark Facility and directly relate to the Manufacture of Drug Substance, which may include costs relating to utilities, insurance, audits and inspections, Manufacturing administrative and facilities costs, analytical testing and other testing, non-capitalized equipment purchase and maintenance, quality control, compliance, Spark Facility and equipment depreciation, process development costs, cleaning, personnel costs relating to the Spark Facility and compliance, all of the foregoing calculated in accordance with Accounting Standards, and any other items as mutually agreed between the Parties following discussion at the JSC from time to time. [**]. In the event that a portion of the Spark Facility is used to manufacture another product or program, then to the extent that any of the foregoing costs are attributable both to the Drug Substance and to one or more other products or programs of Spark or an Affiliate, such costs shall be included in the Fixed Manufacturing Cost and allocated between the Drug Substance and other products as mutually agreed between the Parties following discussion at the JSC. The applicable categories and components thereof identified in Column B of Exhibit A (excluding all other columns) attached hereto shall serve as the general basis for calculating “Fixed Manufacturing Cost” for any [**], subject to the JSC’s discussion and input as to the specific units and allocation methodologies to be used to calculate the costs for each such category and components thereof for a particular [**] and the Parties’ understanding that in [**], it is possible that a category or any of its components thereof may include no costs.
1.12    “Latent Defect” means any Defect that is discovered by Novartis before the Product expires, which is not an Apparent Defect.
1.13    “Material” means any starting materials or components, raw materials, ingredients and other materials used in the Manufacture, filling, finishing or packaging of the Drug Substance, the Drug Product or the Diluent Product, as applicable.
1.14    “Product” means (a) the Resulting Vials of Drug Product, (b) the Batch of Diluent Product, and/or (c) subject to Section 2.1(c) the Batch of Drug Substance, as applicable.
1.15    “Purchase Order” means a written purchase order in the form mutually agreed by the Parties that sets forth an order for the applicable Product and quantity thereof to be Manufactured by or on behalf of Spark for Novartis; the delivery schedule therefore; and the shipment destination.
1.16    “Purchase Price” means the Drug Product Purchase Price, the Drug Substance Purchase Price or the Diluent Product Purchase Price, as applicable.
1.17    “Residual Shelf Life” means a remaining shelf life of:
(a)    in respect of Drug Products, the longer of (i) [**], or (ii) the shelf life specified in the EU Regulatory Approval minus [**];
(b)    in respect of Batches of Drug Substance, the longer of (i) [**], or (ii) the shelf life specified in the EU Regulatory Approval minus [**]; or

(c)    in respect of Diluent Products, the longer of (i) [**]% of the shelf life specified in the EU Regulatory Approval, or (ii) the shelf life specified in the EU Regulatory Approval minus [**].
1.18    “Resulting Vials of Drug Product” means the vials of Drug Product that are filled by the Fill and Finish Subcontractor out of the same single Batch of Drug Substance Manufactured by Spark, which shall be comprised of a minimum of [**] vials of Drug Product.
1.19    “Spark Facility” means Suite 1 of Spark’s Manufacturing facility for the Drug Substance located at 3737 Market Street, Suite 1300, Philadelphia PA 19104, Philadelphia, PA, or such other Manufacturing location as Novartis may consent to pursuant to Section 5.5(a).
1.20    “Specifications” means the Drug Substance Specifications, Drug Product Specifications or the Diluent Product Specifications, as applicable.
1.21    “Supply Failure” means Spark’s failure to deliver to Novartis within [**] of the delivery date set forth in the applicable Purchase Order, the Resulting Vials of Drug Product or Batch of Drug Substance (as the case may be) that meets the Product Warranty.
1.22    “Supply Transition Event” means:
(a)    a Supply Failure occurs [**] or more times within any [**] period;
(b)    Spark fails to deliver to Novartis the Resulting Vials of Drug Product or Batch of Drug Substance that meet the Product Warranty within [**] of the delivery date set forth in the applicable Purchase Order due to the occurrence of a Force Majeure Event which only affects Spark and not Novartis or any of its Affiliates;
(c)    Novartis terminates this Agreement pursuant to Section 14.2 for any reason other than (i) a Supply Failure, or (ii) a material breach relating to supply of Diluent Product;
(d)    Spark is subject to an Insolvency Event;
(e)    if the JSC does not approve a corrective action plan issued by Spark pursuant to Section 2.5 or if Spark fails to comply with the terms of an approved corrective action plan, and Spark thereafter fails to meet the Minimum Yearly Capacity (i) in the [**] in which Novartis does not approve a corrective action plan or the start date of an approved corrective action plan occurs and (ii) by the [**] of the date on which the JSC approved or rejected the corrective action plan issued by Spark pursuant to Section 2.5; or
(a)    if, after the expiration of the Base Royalty Term (as defined in the License Agreement and without regard to the extension of Regulatory Exclusivity within an individual country in such Royalty Region), the aggregate Net Sales in [**] fall below [**] Dollars ($[**]) per Calendar Year.
1.23    “Technology Transfer Plan” means one or more written plans setting out the responsibilities of each of the Parties with respect to the provision by Spark of the information,

materials and services described in Section 9.2. The Technology Transfer Plan shall also include the requirements for the successful completion of technology transfer.
As used in this Agreement, the following terms shall have the meanings ascribed thereto in the respective Sections of this Agreement set forth opposite each such term below. In addition, capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement. In the event of a conflict between a term defined herein and the same term as defined in the License Agreement, the definition ascribed to such term in this Agreement will control.

TERM	SECTION
1974 Convention	Section 15.2
Accounting Standards	License Agreement
Actual Costs	Section 4.1(e)
Affiliate	License Agreement
Agreement	Preamble
Auditor	Section 4.3(a)
Base Royalty Term	License Agreement
Breaching Party	Section 14.2
Business Day	License Agreement
Calendar Year	License Agreement
Capacity Plan	Section 2.4
CDA	Section 15.6
Confidential Information	License Agreement
covering	Section 4.4
Deficiency Notice	Section 3.8
Diluent Product Purchase Price	Section 4.1(c)
Discretionary Change	Section 5.4(b)
Drug Product Finishing Activities	Section 1.11
Drug Product Purchase Price	Section 4.1(a)
Drug Substance Purchase Price	Section 4.1(b)
Effective Date	Preamble
EMA	License Agreement
Escrow Agent	Section 9.1
Estimated Costs	Section 4.1(d)
EU Regulatory Approval	License Agreement
FDA	Section 3.2(b)(i)
Firm Forecast	Section 3.1
Force Majeure Event	Section 15.10
Forecast	Section 3.1
Governmental Authority	License Agreement
HSE	Section 8
HSE Requirements	Section 8.1
Indemnified Party	Section 13.3

TERM	SECTION
Indemnifying Party	Section 13.3
Initial Fixed Facility Fee Period	Section 1.24
Initial Period	Section 3.2(b)(i)
Insolvency Event	License Agreement
Intellectual Property	License Agreement
JSC	License Agreement
Law	License Agreement
License Agreement	Recitals
Losses	Section 13.1
Luxturna	License Agreement
Manufacture	License Agreement
Manufacturer Personnel	Section 12.3
Maximum Yearly Capacity	Section 3.2(b)(ii)
Minimum Yearly Capacity	Section 3.2(a)
Minimum Yield	Section 2.5
Non-Breaching Party	Section 14.2
Non-Conforming Product	Section 3.8
Notified Law	Section 5.1(b)
[**]	Section 1.21
Novartis	Preamble
Novartis Indemnitees	Section 13.2
Novartis Territory	License Agreement
Party, Parties	Preamble
Person	License Agreement
Pharmacovigilance Agreement	License Agreement
Product Warranty	Section 3.7
Quality Agreement	Section 5.6
Regulatory Approval	License Agreement
Regulatory Authority	License Agreement
Regulatory Exclusivity	License Agreement
Related Agreement	License Agreement
Required Change	Section 5.4(a)
Response Notice	Section 3.9(a)
Royalty Regions	License Agreement
Severed Clause	Section 15.5
Spark	Preamble
Spark Indemnitees	Section 13.1
Spark Territory	License Agreement
Sublicensee	License Agreement
Taxes	Section 4.4
Taxing Jurisdiction	Section 4.4
Term	Section 14.1

TERM	SECTION
Third Party	License Agreement
Third Party Claims	Section 13.1
Transfer Notice	Section 9.2(a)
2.    MANUFACTURE AND SUPPLY
2.1    Supply.
(a)    Subject to the terms and conditions of this Agreement, during the Term, Spark shall Manufacture and supply the Products exclusively (except for Spark’s and its Affiliates’, licensees’ and collaborators’ requirements in the Spark Territory) to Novartis and its Affiliates and their respective Sublicensees and distributors, and Novartis agrees to purchase from Spark, all of the requirements of Novartis and its Affiliates and their respective Sublicensees and distributors for the Products in the Novartis Territory.
(b)    Notwithstanding anything to the contrary set forth herein, and subject to Section 2.1(c), the Parties acknowledge and agree that unless otherwise agreed Novartis shall forecast and order its and its Affiliates’ and their respective Sublicensees’ and distributors’ requirements for Drug Product and Diluent Product in terms of number of vials, and that Novartis shall pay for Drug Product and Diluent Product on a per vial basis, provided that in any given Purchase Order, Novartis shall not order more than [**] vials of Drug Product. The Parties acknowledge that the actual number of vials of Drug Product may vary among Batches of Drug Substance. Except for Supply Failures, any variance between the Drug Products ordered by Novartis and the Resulting Vials of Drug Product delivered to Novartis in compliance with the Product Warranty shall be subject to the yield mechanism in Section 2.5, and it shall not be a breach of this Agreement if the Resulting Vials of Drug Product is less than the number of vials ordered by Novartis.
(c)    At any point during the Term Novartis may, in its discretion, notify Spark in writing that it shall forecast and order Batches of Drug Substance, and that Spark shall deliver to Novartis Batches of Drug Substance instead of Drug Product. Novartis shall pay for Batches of Drug Substance on a per batch basis instead of on a per vial basis. Any such notice shall be given at least [**] prior to the first required delivery date of any Batches of Drug Substance. Following such notice, the Parties will mutually agree on the applicable lead time for delivery, the appropriate delivery Incoterm, and the process for moving from placing Purchase Orders for Drug Products to placing Purchase Orders for Batches of Drug Substance and how to handle any open Purchase Orders for Drug Products. If it elects to order Batches of Drug Substance instead of Drug Product, Novartis may also, in its discretion, notify Spark in writing that it no longer wishes to purchase Diluent Product directly from Spark and/or that it no longer wishes the Fill and Finish Subcontractor to fill and finish the Drug Product, and Spark shall:
(i)    provide (or procure the provision of) to Novartis or its designated Affiliate or Third Party manufacturer:

(A)    all technical documentation (including master Batch Records), specifications, procedures and know-how in its possession or control that are reasonably required for the filling, finishing and release testing of Drug Products or Diluent Products (as the case may be); and
(B)    samples of materials relating to the Manufacture of Drug Products or Diluent Products (as the case may be), including process descriptions, master Batch Records and other related materials, in all cases, to the extent controlled by Spark at the date of the notice and to the extent necessary or reasonably useful for the Manufacture of Drug Products or Diluent Products (as the case may be); and
(ii)    make reasonably available to Novartis, relevant scientific and technical personnel to answer questions, provide on-site support at one fill and finish facility, and to train personnel from such facilities, and/or provide instruction relating to Manufacture of Drug Products or Diluent Products (as the case may be) during one site visit to each facility for a period of no more than [**] each; and
(iii)    cooperate with Novartis to transition any relevant analytical test methods for the Drug Product and/or Diluent Product to Novartis or its Third Party manufacturer, which cooperation shall be limited to one visit per analytical testing site for a period of no more than [**] each; and
(iv)     [**].
(d)    Notwithstanding anything to the contrary set forth in this Agreement or in the License Agreement, Novartis and its Sublicensees and their respective distributors shall purchase Products only for purposes permitted under the License Agreement. In addition, all Diluent Product purchased by Novartis shall be used only for purposes of administration of the Drug Substance to end users in accordance with the relevant Regulatory Approval.
(e)    By [**] (or such other date as the Parties may agree in writing), Novartis will determine in its sole discretion whether the vials of Diluent Product and Drug Product shall be delivered labeled with a single universal label as specified by Novartis or as naked vials for the Novartis Territory and provide written notice of its decision to Spark. Spark shall not be obligated to supply any Diluent Product or Drug Product with a single universal label until Novartis has supplied to Spark a PDF file of the applicable single universal label by such date as the Parties may mutually agree in writing following Novartis’ provision of written notice of its decision to Spark.
2.2    Materials.
(a)    Spark shall be responsible for procuring, paying for and ensuring timely delivery of all Materials necessary to meet Spark’s supply obligations under this Agreement. Spark will promptly notify Novartis in writing of any difficulty in obtaining any of the Materials that may result in a delay in delivery of Products to Novartis.

(b)    Unless otherwise agreed in writing with Novartis, Spark shall only order sufficient quantities of Materials reasonably required to meet the volumes set out in each Firm Forecast. All purchases of Materials by Spark for the purpose of this Agreement shall be made on Spark’s own behalf and not as an agent for Novartis. Spark shall: (i) be responsible for the sampling, testing, analysis, release and approval of each delivery of Materials, in accordance with the Quality Agreement and otherwise, prior to their use in Manufacture; (ii) only use Materials in the Manufacture of the Products by Spark which comply with the requirements of the Quality Agreement, any relevant specifications (including the Specifications), cGMP and which are suitable for their intended purpose; and (iii) store and warehouse all Materials in premises that are cGMP.
(c)    Spark shall ensure that all Materials are manufactured as required under this Agreement (including the Quality Agreement and the HSE Requirements as set forth in Section 8). Spark shall and shall cause its Approved Subcontractors, at its cost (subject to Section 4.1(d), to be passed through to Novartis under Sections 1.9, 1.10 or 1.11, as applicable), to purchase, qualify, test, inspect and approve all such Materials required in its Manufacturing, storage, shipping or receiving of the Products. In relation to its Approved Subcontractors Spark shall:
(i)    provide Novartis with copies of written supply agreements with any and all Approved Subcontractors, subject to any and all confidentiality agreements as may be in place with such Approved Subcontractors and subject to redactions of any provisions in such supply agreements that do not relate to the Products;
(i)    proactively manage its Approved Subcontractors, including by regularly auditing and evaluating such Approved Subcontractors and by having effective performance management and supplier relationship management regimes; and
(ii)    ensure that critical Materials are only supplied from Approved Subcontractors, as may be further detailed in the Quality Agreement.
2.3    Subcontractors. Spark shall [**] Novartis’ prior written consent to appoint subcontractors to perform its obligations under this Agreement [**] where the appointment of such a subcontractor would need to be specified in the Regulatory Approvals. Spark shall ensure that all subcontractors shall comply with the applicable terms and conditions of this Agreement. Any changes to the Approved Subcontractors, or to the premises from which those Approved Subcontractors will perform any subcontracted obligations, shall require Novartis’ prior written consent (such consent not to be unreasonably withheld) and shall be conducted in accordance with the change control procedure set out in the Quality Agreement, provided that the outgoing Approved Subcontractor will continue to perform Spark’s obligations under this Agreement until Novartis has made all necessary variations to the Regulatory Approvals in order to reflect the appointment of the new Approved Subcontractor or the performance of the subcontracted obligations at new premises. Spark shall remain responsible for the performance of all of its obligations under this Agreement notwithstanding its appointment of any subcontractor.
2.4    Capacity

(a)    Within [**] after the Effective Date, the Parties shall negotiate in good faith a written plan regarding the securing and increase of Spark’s capacity to Manufacture Drug Products (the “Capacity Plan”), which Capacity Plan will address [**], and (v) such other topics as the Parties may agree. Once agreed, Spark shall perform the Capacity Plan and use commercially reasonable efforts to achieve the objectives of the Capacity Plan, but the Parties agree that Spark does not provide any guarantees that the objectives of the Capacity Plan will be achieved. The Parties shall review and update the Capacity Plan regularly and it shall be a standing topic at the JSC. All incremental costs incurred by each of the Parties to implement the Capacity Plan (to the extent not included in the Drug Product Purchase Price or the Drug Substance Purchase Price) shall be [**]. If the Parties mutually agree that the objectives of the Capacity Plan cannot be achieved or have not been achieved after the implementation of the Capacity Plan, Novartis shall have the right to request that Spark establish a secondary source supplier(s) for the Drug Substance (which exercise is not deemed to be a Supply Transition Event hereunder), and if it exercises such right:
(i)    such secondary source supplier shall be deemed to be an “Approved Subcontractor” of Spark under this Agreement under the sole control of Spark, and Spark shall obtain Novartis’ prior written consent prior to appointing such secondary source as an “Approved Subcontractor” in accordance with Section 2.3;
(ii)    Spark shall provide (or procure the provision) to such secondary source supplier:
(A)    all technical documentation (including master Batch Records), specifications, procedures, relevant analytical test methods and know-how in its possession or control that are reasonably required for the Manufacture of Drug Substance (as the case may be); and
(B)    samples of materials relating to the Manufacture of Drug Substance (as the case may be), including process descriptions, master Batch Records and other materials, in all cases, to the extent controlled by Spark at the date of the notice and to the extent necessary or reasonably useful for the Manufacture of Drug Substance; and
(iii)    make reasonably available to its secondary source supplier, relevant scientific and technical personnel to answer questions, provide on-site support at one Drug Substance manufacturing facility, and to train personnel from such facilities, and/or provide instruction relating to Manufacture of Drug Substance, provided that the costs of compliance with paragraphs (ii) and (iii) shall be [**], and any pass through costs of such secondary source supplier shall be discussed at the JSC.
(b)    Spark shall offer Novartis any first rights to any additional or unused capacity that becomes available at the Spark Facility during the Term.

2.5    Yield. Spark will (a) use commercially reasonable efforts to maximize the Resulting Vials of Drug Product from each Batch of Drug Substance and (b) shall always exceed a minimum of [**] Resulting Vials of Drug Product per Batch of Drug Substance (“Minimum Yield”), except that the Minimum Yield may be less for any Batches of Drug Substance above the Minimum Yearly Capacity. The Parties will review the numbers of Resulting Vials of Drug Product from each Batch of Drug Substance in the previous Calendar Year and it shall be a standing topic at the JSC. If in that Calendar Year the numbers of Resulting Vials of Drug Product fell below the Minimum Yield, Spark shall prepare and submit to the JSC for approval a corrective action plan addressing the issue, such approval not to be unreasonably withheld or delayed.
3.    FORECASTS, ORDER AND DELIVERY
3.1    Rolling Forecasts. Commencing on the First Rolling Forecast Date, on or before [**] thereafter during the Term, Novartis shall provide Spark with a rolling [**] forecast of its and its Affiliates and their respective Sublicensees’ and distributors’ requirements for Products in the Novartis Territory for such period (or the period until the expiration of the Term, if shorter) (each, a “Forecast”). The first [**] of each Forecast shall be binding on both Parties (a “Firm Forecast”). Except with respect to the Purchase Orders accepted by Spark and the Firm Forecasts, a Forecast shall not be binding on either Party. For the avoidance of doubt, all Forecasts placed by Novartis shall be consistent with the applicable Maximum Yearly Capacity set forth in Section 3.2(b)(ii) below. Without limiting the foregoing, the initial Forecast shall include at least one Batch of Drug Substance to be Manufactured by Spark during [**], and if Novartis provides Spark with a Purchase Order for vials of Drug Product in accordance with Section 3.3 on or before [**], Spark shall deliver the corresponding Resulting Vials of Drug Product from Spark’s Manufacture of a Batch of Drug Substance for such Purchase Order on or before [**].
3.2    Yearly Capacity.
(a)    Minimum Yearly Capacity. Commencing on [**], and for each Calendar Year thereafter during the Term, Spark shall reserve capacity for Novartis in the Spark Facility and ensure that sufficient resources are available to support Manufacture for Novartis of a minimum number of [**] Batches of Drug Substance per Calendar Year or the corresponding Resulting Vials of Drug Product (i.e., [**] vials of Drug Product) if ordered by Novartis (the “Minimum Yearly Capacity”).
(b)    Maximum Yearly Capacity.
(i)    Notwithstanding anything to the contrary set forth herein, during the period commencing with the first full quarter to occur after the Effective Date and continuing until [**] (the “Initial Period”), Novartis may place a Purchase Order for [**] vials of Drug Product and (at its option) [**] vials of Diluent Product for each quarter during the Initial Period. If Novartis fails to place a Purchase Order for a calendar quarter during the Initial Period or places a Purchase Order for less than [**] vials of Drug Product and/or [**] vials of Diluent Product during the Initial Period, the quantity not ordered by Novartis may be added to the quantity of vials of Drug Product and Diluent Product that Novartis may order during the next quarter to occur. Thereafter, any quantity of vials of Drug Product and

Diluent Product available to order by Novartis for a quarter which Novartis does not order shall be added to the quantity of vials of Drug Product and Diluent Product that Novartis may order for the next quarter. Such vials of Drug Product and Diluent Product will be supplied by Spark out of its existing inventory of finished Drug Product maintained by Spark and labeled in accordance with U.S. Food and Drug Administration (“FDA”) requirements for distribution in the United States at the cost of US$[**] per vial of Drug Product and at a price per vial of Diluent Product to be agreed by the Parties in good faith prior to the first Purchase Order. For the avoidance of doubt Novartis is under no obligation to purchase any of the vials of Drug Product and Diluent Product made available pursuant to this Section 3.2(b)(i) and where it does purchase any such vials, the amount specified in (or agreed pursuant to) the previous sentence shall constitute the full price of the Products and no other amounts (including the Fixed Facility Fee) shall be payable in respect of such Products.
(ii)    Subject to Section 3.2(b)(i), commencing during the period [**] to [**], and for each Calendar Year thereafter during the Term, a maximum of [**] Batches of Drug Substance can be Manufactured by Spark for Novartis, except that in any given Calendar Year during the Term the Parties may agree in writing to allocate additional Batches of Drug Substance to Novartis up to a maximum of [**] Batches of Drug Substance (“Maximum Yearly Capacity”). The Maximum Yearly Capacity shall be increased in the event that the capacity at the Spark Facility is increased pursuant to the Capacity Plan.
3.3    Purchase Orders.
(a)     Drug Product. During the Term, Novartis shall place each Purchase Order for vials of Drug Product in accordance with its current Forecast at least [**] prior to the required delivery date specified in such Purchase Order. Subject to Section 3.4(a), the vials of Drug Products ordered by Novartis as set forth in each Purchase Order will be firm and binding on both Parties. For the avoidance of doubt, all Purchase Orders placed by Novartis for vials of Drug Products shall be consistent with the Maximum Yearly Capacity.
(b)    Batch of Drug Substance. Where Novartis has issued a notice to Spark pursuant to Section 2.1(c), Novartis shall place each Purchase Order for a Batch of Drug Substance in accordance with its current Forecast and the lead time agreed by the Parties. Subject to Section 3.4(a), the Batches of Drug Substance ordered by Novartis as set forth in each Purchase Order will be firm and binding on both Parties. For the avoidance of doubt, all Purchase Orders placed by Novartis for Batches of Drug Substance shall be consistent with the Maximum Yearly Capacity.
(c)    Diluent Product. During the Term, Novartis shall place each Purchase Order for the Diluent Product in accordance with its current Forecast at least [**] prior to the required delivery date specified in such Purchase Order. All Purchase Orders placed for the Diluent Product shall be specified in Batches of Diluent Product (i.e., one (1) Batch of Diluent Product or multiples thereof) and shall specifically identify the quantity of the Diluent Product required, such that that no amounts less than one (1) Batch of Diluent Product may be ordered and amounts falling between batch increments shall be rounded up to the next batch increment (e.g., a quantity of [**] vials of the Diluent Product required shall be rounded up so that the order placed will be for [**] Batches of Diluent Product). Subject to Section 3.4(a), the quantity of Diluent Product ordered by Novartis as set forth in each Purchase Order will be firm and binding on both Parties.
(d)    Acceptance. Spark shall accept all Purchase Orders that meet the terms and conditions of this Agreement and that are consistent with the current Forecast by sending an acknowledgment to Novartis within [**] after its receipt of the Purchase Order confirming that Spark is able to deliver the requested quantities by the requested delivery date or agree with Novartis on alternative quantities and/or an alternative delivery date. If Spark fails to acknowledge receipt of such Purchase Order within such [**] period, the Purchase Order shall be deemed to be accepted by Spark. Upon receipt by Novartis of acknowledgement or deemed acceptance, each Purchase Order will be regarded by the Parties as a firm and binding [**] commitment by Novartis and/or its Affiliates to purchase from Spark, and for Spark to Manufacture and supply to Novartis and its Affiliates, the relevant quantity of Product according to the requirements set out in such Purchase Order. Notwithstanding anything to the contrary, Spark shall be obligated to confirm and deliver any Purchase Order which does not exceed the Firm Forecast.
(e)    Supremacy. Other than the terms for quantities of the applicable Product ordered, delivery schedule and shipment destination set forth in a Purchase Order, the terms and conditions contained in or accompanying (whether in writing, electronic or in any other form) any Purchase Order submitted by Novartis shall have no force and effect and shall not be binding on Spark. In the event of any conflict between the terms and conditions set forth in or accompanying any Purchase Order, or any written acceptance or confirmation thereof, and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern.
3.4    Changes to Purchase Orders.
(a)    Spark shall reasonably consider and cooperate to accommodate any changes in delivery location or delivery phasing requested by Novartis in respect of Purchase Orders already placed by Novartis, provided that (i) all costs incurred by Spark to satisfy such Novartis request shall be borne by Novartis and (ii) Spark shall not be obligated to incur losses or expend resources to Spark’s detriment. All modifications to the delivery schedule (including any impact on the Residual Shelf Life) for the applicable Product set forth in the Purchase Order after acceptance by Spark shall be made in writing upon the mutual written agreement of Spark and Novartis.
(b)    Notwithstanding anything to the contrary set forth herein, if Novartis cancels a Purchase Order that is accepted by Spark in accordance with Section 3.3(d) in whole or in part, Spark shall reasonably consider whether it is possible to re-allocate the Manufacturing slot (provided that the ultimate decision on re-allocation shall be at Spark’s discretion) for any such cancelled or postponed Purchase Orders for use by Spark and shall use reasonable efforts to mitigate its losses, and Novartis shall pay Spark for any losses that cannot be mitigated after having exercised such efforts. Spark shall not be obligated to incur costs or losses or expend resources to Spark’s detriment in order to re-allocate any Manufacturing slot.
3.5    Delivery.

(a)    Spark shall deliver the Products set forth in a Purchase Order in accordance with the delivery schedule specified therein and shall invoice Novartis for the Purchase Price at the time of delivery.
(b)    All Drug Product and Diluent Product shall be delivered to Novartis [**] (as defined in Incoterms 2010) [**] as defined in Section 1.21, or such Incoterm as the Parties may agree in the event a new Fill and Finish Subcontractor is appointed.
(c)    All Batches of Drug Substance shall be delivered to Novartis or its designee in accordance with such Incoterm as the Parties may agree for deliveries of Batches of Drug Substance pursuant to Section 2.1(c).
(d)    All deliveries of Drug Product or Diluent Product during the Initial Period shall be delivered to Novartis pursuant to Section 3.2(b)(i) on such Incoterm as the Parties may agree in writing.
(e)    [**] will bear the risk of loss or damage to such Product in transit. Title to the applicable Product shall transfer to Novartis [**] of such Product in accordance with the above delivery terms.
(f)    Novartis may reject any delivery of Resulting Vials of Drug Product for EU markets if at the time of delivery EU Regulatory Approval has been refused or delayed.
3.6    Novartis Responsibility for Finished Product. All finished packaging and labeling of the Drug Product and the Diluent Product for distribution to and use by consumers in the Novartis Territory shall be the sole responsibility of Novartis at Novartis’ sole cost and expense (excluding the single universal label to be applied to the Products, if any, which shall be the sole responsibility and cost of Spark).
3.7    Product Warranty. Spark hereby warrants that, at the time and place of delivery pursuant to Section 3.5, that each Product (the “Product Warranty”):
(a)    has been Manufactured, prepared, handled and/or shipped in compliance with applicable cGMP, the Quality Agreement, applicable master Batch Records and/or any other procedures or documents agreed upon by the Parties in writing;
(b)    conforms to the applicable Specifications and any other Product-related warranties and representations set out in this Agreement;
(c)    has at least the Residual Shelf Life;
(d)    is not adulterated within the meaning of the U.S. Food, Drug and Cosmetic Act or similar provisions under cGMP; and
(e)    shall be transferred to Novartis free and clear of any security interests, liens or encumbrances.

3.8    Inspection and Acceptance. Promptly following delivery of an ordered Product, Novartis shall: (a) conduct a visual inspection of the delivered Product, and (b) conduct an inspection of the accompanying Certificate of Analysis to identify any Product that has an Apparent Defect. Novartis may reject any Product on a batch-by-batch basis in the event that such Product is Defective (a “Non-Conforming Product”) by providing written notice to Spark (a “Deficiency Notice”) within (i) [**] after the date of the delivery of the applicable Product, in the case of Apparent Defects, or (ii) within [**] following discovery of the Defect, in the case of Latent Defects. If Novartis does not reject such Product within the applicable [**] period by providing a Deficiency Notice to Spark, it shall be deemed to have accepted such Product.
3.9    Replacement.
(a)    Upon receipt of a Deficiency Notice, Spark will have [**] to advise Novartis in writing that it disagrees in good faith with the contents of such Deficiency Notice (the “Response Notice”). If Spark does not respond within such [**] period, the Deficiency Notice will be deemed accepted by Spark. If the Parties fail to agree within [**] after Novartis’ receipt of a Response Notice from Spark, then the Parties will promptly select a mutually acceptable, independent, third party expert with expertise in the field of gene therapy manufacturing to evaluate the batch review and release records relating to the Product that is the subject of the Deficiency Notice and determine whether such Product is Non-Conforming Product. If Novartis has not yet paid the Purchase Price for the Product that is the subject of such Deficiency Notice, Novartis’ payment obligations with respect to such Product shall be stayed until the third-party expert determines that such Product is conforming Product.
(b)    If a Deficiency Notice is accepted or deemed accepted by Spark, or the independent third party expert referred to in Section 3.9(a) determines that a Product is deemed to be a Non-Conforming Product:
(i)    Spark shall promptly (x) (and in no event any later than within [**]) replace any Non-Conforming Product with conforming Product at no additional cost to Novartis, with such conforming Product to be invoiced on delivery in accordance with Section 3.5(a); (y) issue a credit note in respect of any unpaid invoices issued by Spark to Novartis under this Agreement in respect of such Non-Conforming Product; or (z) refund the Purchase Price paid for such Non-Conforming Product by Novartis; and
(ii)    Spark shall bear any costs, expenses, fees associated with the transportation, testing and disposal (as applicable) of any Non-Conforming Product (including without limitation Novartis’ internal costs of conducting associated quality investigations) and the costs of shipping the replacement of the Non-Conforming Product to Novartis.
Further, and without prejudice to Novartis’ other rights hereunder and/or governing Law, Spark shall promptly instruct Novartis to either send back to Spark or dispose of any Non-Conforming Products, at Spark’s discretion. Any remedial action taken by Spark shall comply with the Quality Agreement. Spark shall not rework any rejected Non-Conforming Products, unless expressly authorized in writing to do so by Novartis. Any replacement Batches of Drug

Substance or corresponding Resulting Vials of Drug Product delivered in a Calendar Year subsequent to the Calendar Year of the original delivery date shall not count towards the Minimum Yearly Capacity or the Maximum Yearly Capacity in that subsequent Calendar Year and shall instead count towards the Minimum Yearly Capacity and the Maximum Yearly Capacity in the Calendar Year of the original delivery date. Any replacement Batches of Drug Substance or corresponding Resulting Vials of Drug Product that are delivered in the same Calendar Year shall count towards the Minimum Yearly Capacity and the Maximum Yearly Capacity for that Calendar Year.
3.10    If a Product is not deemed to be a Non-Conforming Product by the third-party expert, then Novartis will be deemed to have accepted delivery of such Product.
3.11    Exclusion of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SPARK DOES NOT MAKE ANY WARRANTY IN RESPECT OF THE PRODUCT, WHETHER EXPRESS OR IMPLIED BY STATUTE, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING ANY WARRANTY RELATING TO THE DESCRIPTION OR QUALITY OF ANY BATCH OF DRUG SUBSTANCE OR ANY PRODUCT, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS, AND ANY SUCH WARRANTY IS HEREBY EXPRESSLY EXCLUDED.
4.    PAYMENT
4.1    Purchase Price.
(a)    The total purchase price for the Resulting Vials of Drug Product from a Batch of Drug Substance shall be equal to the sum of (a) the Cost of Drug Product plus [**] percent ([**]%) of the Cost of Drug Product and (b) the Fixed Facility Fee ((a) and (b) together, the “Drug Product Purchase Price”). The cost per vial of Resulting Vials of Drug Product from any Batch of Drug Substance shall be calculated by dividing the Drug Product Purchase Price by the number of Resulting Vials of Drug Product delivered in respect of that Batch of Drug Substance.
(b)    The total purchase price for a Batch of Drug Substance shall be equal to the sum of (a) the Cost of Drug Substance plus [**] percent ([**]%) of the Cost of Drug Substance, and (b) the Fixed Facility Fee ((a) and (b) together, the “Drug Substance Purchase Price”).
(c)    The total purchase price for a Batch of Diluent Product shall be the Cost of Diluent Product plus [**] percent ([**]%) of the Cost of Diluent Product (the “Diluent Product Purchase Price”).  The cost per vial of Diluent Product delivered to Novartis is the Diluent Product Purchase Price divided by the number of Diluent Vials delivered.
(d)    Prior to [**] of each Calendar Year, Spark shall provide to Novartis in writing a good faith estimate of (i) the Drug Product Purchase Price; (ii) the Drug Substance Purchase Price (if applicable); (iii) the Diluent Product Purchase Price; (iv) the planned number of vials of Resulting Vials of Drug Product; (v) the planned number of vials of Diluent Product; (vi) the cost per vial of the Resulting Vials of Drug Product; and (vii) the cost per vial of Diluent Product, for the following Calendar Year (the “Estimated Costs”). The Estimated Costs shall be used to invoice Novartis during the following Calendar Year. The Parties shall mutually agree to the timing for the provision of any Estimated Costs for the Purchase Orders to be placed pursuant to the final sentence of Section 3.1.
(e)    “Actual Costs” are the actual Cost of Drug Product, the actual Cost of Diluent Product and the actual cost of Drug Substance in any Calendar Year. On or before [**] of each Calendar Year, Spark shall send Novartis a preliminary report of the Actual Costs in a format to be agreed by the Parties through discussion at the JSC, which shall be a standing topic at the JSC. In addition to the Estimated Costs, the Actual Costs report will include the Maximum Yearly Capacity for the Calendar Year in which Manufacturing of Drug Substance (or the Batches of Drug Substance used to Manufacture the Resulting Vials of Drug Product) occurred. The report shall provide the Actual Costs for [**] through [**] of such Calendar Year together with a forecast of the Actual Costs for [**] and [**] of such Calendar Year.  As soon as reasonably possible but no later than [**] of each Calendar Year, Spark shall send a report in a format to be agreed by the Parties through discussion at the JSC comparing the total amount of Actual Costs incurred in the immediately preceding Calendar Year and the total amount invoiced to Novartis in such immediately preceding Calendar Year based on the Estimated Cost.  Such report shall be reviewed and approved by the JSC. Any payment required to compensate for the difference between the Actual Costs incurred and the Estimated Cost invoiced shall be made by the respective Party according to the payment terms set out in this Agreement.
(f)    Spark shall use commercially reasonable efforts to minimize the Cost of Drug Product, Cost of Drug Substance and Cost of Diluent Product. If on receipt of Spark’s Estimated Costs, the estimated Cost of Drug Product, Cost of Drug Substance, the Cost of Diluent Product or the Fixed Facility Fee for the forthcoming Calendar Year has increased by more than [**] percent ([**]%) compared to the previous Calendar Year, Spark shall notify Novartis in writing and representatives of the Parties shall meet to review and discuss the same and whether there may be any ways to work together to mitigate the proposed increase.
(g)    For the avoidance of doubt, any cost charged to Novartis under Actual Costs shall not be invoiced separately to Novartis under any other term of this Agreement, and shall only be charged once regardless of the Calendar Year the cost is incurred by Spark.
4.2    Payment.
(a)    Novartis agrees to pay all undisputed invoices hereunder in U.S. Dollars within [**] after the invoice date.
(b)    All payments shall be made to the account set forth below (or such other account as requested by Spark via written notice to Novartis):
Bank Routing and Transit Number:  [**]
SWIFT Code: [**]
General Bank Reference Address: [**]
Spark Therapeutics, Inc. – Account Number:  [**]

4.3    Financial Audit.

(a)    For a period of [**] following the close of each Calendar Year, Novartis will have the right, [**], to have an independent, internationally-recognized, certified public accounting firm (the “Auditor”), selected by Novartis and reasonably acceptable to Spark, upon the written request of Novartis, not more than [**] and not more frequently than [**] with respect to records covering any specific period of time, review such of the records of Spark, in the location(s) where such records are customarily maintained upon reasonable notice and during regular business hours, for the sole purpose of verifying the basis and accuracy of the Cost of Drug Substance, the Cost of Drug Product and the Cost of Diluent Product within the prior [**] period.
(b)    Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to Spark by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the Parties only its conclusions regarding any payments owed under this Agreement. In addition, Novartis shall only be entitled to audit the books and records of Spark from the [**] in which the audit request is made. Novartis agrees to hold in confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any applicable Law.
(c)    The Auditor shall provide its audit report and basis for any determination to Spark at the time such report is provided to Novartis before it is considered final. If the review of such records reveals that the Spark has failed to accurately report information pursuant to this Agreement, then Spark shall promptly pay to Novartis any resulting amounts due under this Agreement together with interest calculated in the manner provided in Section 6.9 of the License Agreement. In the event amounts paid by Novartis in any Calendar Year exceeded the actual amount due under this Agreement, then Spark will pay the overpayment to Novartis and, if such overpayment was greater than [**] percent ([**]%) of the applicable Cost of Drug Substance, Cost of Drug Product or Cost of Diluent Product then Spark shall pay the reasonable costs of Novartis performing such audit. In the event the amounts paid by Novartis in any Calendar Year are less than the actual amount due under this Agreement, then Novartis will pay the same to Spark in accordance with the payment terms in Section 4.2(a).
4.4    Taxes and Other Charges. All amounts invoiced by Spark to Novartis under this Agreement shall be [**] of any taxes, tariffs, or other charges that may be imposed on the Manufacture, sale, transportation, delivery, production, storage, export, or import of (collectively, for purposes of this Section 4.4, “covering”) the Product or that may otherwise apply to or arise in connection with the transactions contemplated by this Agreement, except for taxes imposed on Spark’s net income by a national, state or local taxing jurisdiction (each a “Taxing Jurisdiction”) in which Spark is resident or conducts business other than solely by reason of this Agreement (collectively and with that exception, “Taxes”). Novartis shall pay Taxes imposed under the authority of any Taxing Jurisdiction and shall not reduce any amounts owed to Spark hereunder on account of any such Taxes. Novartis shall timely furnish Spark with a valid tax exemption certificate issued by each Taxing Jurisdiction or entity where such certificate is required as a condition to the lawful avoidance of Taxes covering any Product to be sold under this Agreement, and shall otherwise cooperate with reasonable requests by Spark to lawfully reduce or avoid any such Taxes. In any case in which Spark has the legal obligation to pay or collect any Taxes, Spark shall submit an invoice to Novartis for such Taxes (or, at Spark’s option, separately state the amount of such Taxes on the corresponding Product invoice), and Novartis shall pay such invoice (or such amount, together and simultaneously with the remaining balance shown on such Product invoice) as provided in Section 4.2.
5.    QUALITY CONTROL
5.1    General.
(a)    Spark shall Manufacture and supply Products in accordance with (a) the applicable Specifications; (b) the Quality Agreement; (c) cGMP; (d) applicable U.S. and EU Laws; and (e) subject to Section 5.1(b), any Notified Law.
(b)    In the event that Novartis requests Spark to comply with an applicable Law in the Novartis Territory that is not required in the United States or the European Union or by cGMP, Novartis shall provide notice of such applicable Law to Spark (a “Notified Law”), together with all available information regarding such Notified Law, so that Spark may understand the nature, scope and requirements of such Notified Law. Novartis shall use reasonable efforts to consult with Spark and/or include Spark in such discussions, to fully consider Spark’s input regarding the steps necessary to achieve compliance with the requirements of such Notified Law and to identify means for addressing compliance with such Notified Law that are mutually agreeable to Spark and Novartis, and Spark shall participate in such discussions and provide such supporting documentation and information as Novartis may reasonably request. Novartis and Spark shall discuss and work together in good faith and Spark will use commercially reasonable efforts to come into compliance with such Notified Law as quickly as possible. The Parties shall share equally in the costs of complying with such Notified Law if such Notified Law is required in any of [**]. Novartis shall bear the costs of complying with such Notified Law is such Notified Law is required in any other jurisdiction in the Novartis Territory.
5.2    Certificate of Analysis. Spark shall provide Novartis with a Certificate of Analysis for each batch of Product released for shipment to Novartis hereunder. Such Certificate of Analysis shall include (without limitation) the Manufacturing location(s), the date(s) of Manufacture and the expiry date for the applicable Product. For the avoidance of doubt, Spark shall provide a Certificate of Analysis for both Drug Product and Drug Substance for Resulting Vials of Drug Product released for shipment to Novartis hereunder.
5.3    Quality Control. Spark shall perform such quality control tests for each Product as are required per its standard operating procedures and the applicable Specifications. Spark shall make the results of its quality control tests available to Novartis on or before the date of delivery of the corresponding Batch of Diluent Product or Resulting Vials of Drug Product, as applicable, delivered to Novartis. No Batch of Diluent Product or Resulting Vials of Drug Product shall be released for shipment by Spark unless Spark’s quality control tests confirm that such Batch of Diluent Product or Resulting Vials of Drug Product meets the standards set forth in the applicable Specifications. Should any Product fail to meet the standards set forth in the applicable Specification, Novartis may, at its option, investigate the cause of such failure or request that Spark do so and provide Novartis with a written report summarizing the results of Spark’s investigation in accordance with the Quality Agreement.
5.4    Product Specification Manufacturing and Facility Changes.
(a)    Required Changes. “Required Change” means any change required by a Governmental Authority.
(i)    Subject to Spark’s obligations pursuant to Section 4.4.1(a) of the License Agreement, Novartis shall promptly notify Spark of any Required Change in the Novartis Territory that specifically relates to any Product, any Specifications or to the Manufacture of any of the Products by Spark, provided that, throughout any discussions between Novartis and such Governmental Authority relating to such Required Change, Novartis shall use reasonable efforts to consult with Spark and/or include Spark in such discussions, to fully consider Spark’s input regarding any such proposed requirement and to advocate to the applicable Governmental Authority means for addressing the issue underlying the proposed requirement that are mutually agreeable to Spark and Novartis. Spark shall use commercially reasonable efforts to implement such Required Change as promptly as possible within the timeframe requested by such Governmental Authority at Novartis’ sole cost and expense.
(ii)    Spark shall use commercially reasonable efforts to implement any Required Change (whether in the Spark Territory or the Novartis Territory) that do not relate specifically to any Product, any Specifications or to the Manufacture of any of the Products, provided that:
(A)    throughout any discussions between Spark and such Governmental Authority relating to such Required Change, Spark shall use reasonable efforts to consult with Novartis and/or include Novartis in such discussions to the extent the Required Change may impact the Products or their Manufacture, to fully consider Novartis’s input regarding any such proposed requirement and to advocate to the applicable Governmental Authority means for addressing the issue underlying the proposed requirement that are mutually agreeable to Spark and Novartis;
(B)    if such Required Change results from a change in applicable Laws or cGMP in [**], Spark shall pay the costs and expenses of implementing such Required Change;
(C)    if such Required Change results from a change in applicable Law or cGMP in [**], the Parties shall share the costs and expenses of implementing such Required Change equally; and
(D)    if such Required Change results from a change in applicable Laws or cGMP outside [**], Novartis shall notify Spark of such Required Change and Spark shall provide Novartis with an estimate of the timeframe and cost required to implement the change, and subject to Novartis’ prior written agreement Novartis shall pay the costs and expenses of implementing such Required Change.
(iii)    Spark shall pay the costs and expenses of implementing any Required Change in the Spark Territory, provided that if a Governmental Authority in the Spark Territory requires a change that may reasonably impact the Specifications or the Manufacture of the Products, Spark shall promptly notify the JSC of such proposed change, Novartis shall provide Spark with an estimate of the timeframe and cost required for Novartis to implement the change in the Novartis Territory and the JSC shall agree to an implementation plan that will set forth the timeframe and costs and expenses for Novartis to implement such Required Change. If Spark determines in its discretion to implement such Required Change, it shall bear Novartis’ costs and expenses of implementing such Required Change, to the extent such costs and expenses are set forth in the implementation plan.
(b)    Discretionary Change. Each Party shall be entitled to request a change to the Specifications or the Manufacture of the Products that is not a Required Change (a “Discretionary Change”). The requesting Party shall submit a written request to the other Party for any such Discretionary Change. If the Parties agree to make a Discretionary Change requested by Novartis, Spark shall then determine (i) one-time and/or ongoing costs that would be incurred resulting from such Discretionary Change, (ii) any resulting planned changes in timing for the delivery of the Products and (iii) the estimated time of implementing such Discretionary Change. Spark shall provide such information to Novartis and set forth the costs and other terms on which Spark would be willing to make the Discretionary Change. Upon written approval by the Parties to such terms, the Parties shall cooperate in good faith in implementing such Discretionary Change in accordance with the Quality Agreement. All costs and expenses incurred by Spark to implement Discretionary Changes:
(i)    requested by Spark shall be at the sole cost and expense of Spark, and
(ii)    requested by Novartis shall be at the sole cost and expense of Novartis, which Spark shall invoice Novartis for as incurred, provided that where the Discretionary Change leads to cost savings or other benefits for both Parties, the Parties shall agree an appropriate allocation of costs in proportion to the benefit received.
5.5    Manufacturing Facilities.
(a)    Spark shall Manufacture all Drug Substance at the Spark Facility. Spark shall not relocate the Manufacture of the Drug Substance without Novartis’ consent, such consent not to be unreasonably withheld or delayed.
(b)    Spark agrees to operate and maintain the Spark Facility and all equipment used, directly or indirectly, to Manufacture the Products in accordance with cGMP and all applicable U.S. and EU Laws. Spark shall be responsible for validating the equipment (including without limitation conducting installation, operational and performance qualification), production, cleaning, packaging, process and any other appropriate steps performed at the Spark Facility in accordance with its standard operating procedures. Spark shall ensure that any Approved Subcontractors comply with the requirements of this Section 5.5(b) in respect of any facilities and equipment used, directly or indirectly, to Manufacture the Products.
5.6    Quality Agreement. Each Party shall perform its obligations under the quality agreement to be negotiated in good faith and entered into by and among the Parties within [**] after the Effective Date (but in any case prior to the first delivery of any Product to Novartis) (the “Quality Agreement”). In the event of any conflict between this Agreement and the Quality Agreement, with respect to any quality-related terms and conditions, the Quality Agreement shall control. In the event of a conflict of any other term or conditions, this Agreement shall control, unless otherwise agreed to by the Parties in writing.
6.    REGULATORY MATTERS; COMPLIANCE.
6.1    Licenses and Permits. Spark shall be responsible for promptly obtaining and maintaining any establishment licenses or permits for the Spark Facility required by the FDA or by applicable U.S. and EU Laws or cGMP, and shall ensure that all Approved Subcontractors obtain and maintain any manufacturing authorizations or permits for their respective facilities in accordance with applicable Laws and applicable cGMP. Spark hereby grants to Novartis (or shall procure the grant of) the right to reference such establishment files, licenses, permits and authorizations for the purpose of obtaining and maintaining any Regulatory Approvals for the Products in the Novartis Territory.
6.2    Environmental Compliance. The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated by or on behalf of Spark in connection with the Manufacture of Drug Substance at the Spark Facility, and any Approved Subcontractor facility will be the responsibility of Spark and the Approved Subcontractor as applicable (such reasonable cost and expense to be included in Cost of Drug Product, Cost of Drug Substance or the Cost of Diluent Product, as applicable). Without limiting other legally applicable requirements, Spark will prepare, execute, and maintain as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under applicable U.S. and EU Laws for the Spark Facility.
6.3    Audit by Novartis. Upon the reasonable prior written notice from Novartis, Novartis shall have the right to inspect and audit the Spark Facility, the Fill and Finish Subcontractor Facility, and the facilities of all Approved Subcontractors during reasonable business hours for the purpose of assuring Spark and its Approved Subcontractors’ compliance with its obligations under this Agreement including Spark’s, the Fill and Finish Subcontractor’s and the Approved Subcontractors’ compliance with applicable cGMP, (which audit may have up to [**] individuals from Novartis for a period of up to [**] attend such audits) [**], or more frequently in any instance of existing or imminent violation of the applicable Laws, or reasonable suspicion thereof, each as demonstrated by reasonably detailed documentation, and subject to confidentiality obligations agreed by the Parties. For the avoidance of doubt at least [**] shall be conducted prior to commercial launch of the Products in the EU. In addition, Spark will support the Product Approval Inspection (PAI) of the FDA or the EMA at no cost to Novartis or equivalent regulatory inspection for other jurisdictions (where applicable) at Novartis’s cost and provide a copy of the resulting report to Novartis.
6.4    Regulatory Authority Inspections. Spark will be responsible for inspections of the Spark Facility by Regulatory Authorities, and will, within [**] of receipt of notice from a Regulatory Authority in the Novartis Territory, notify Novartis if such inspections are directly related to the Manufacture of Products or if the results of a non-related inspection could materially impair the ability of Spark or any Approved Subcontractor to perform in accordance with this Agreement. With respect to inspections by Regulatory Authorities in the Novartis Territory directly related to the Manufacture of Products, Spark will (a) provide Novartis with copies of all documents, reports or communications received from or given to any Regulatory Authority in the Novartis Territory associated therewith; (b) subject to confidentiality obligations as requested by Spark, permit Novartis’ representatives to be present on site and participate, as appropriate, based on questions or requests specific to Novartis or the Products, and as permitted by Regulatory Authorities in the Novartis Territory, in such inspections; and (c) allow Novartis the opportunity (at least [**] where reasonably possible) to review and provide comments to Spark with respect to matters related to the Manufacture of the Products, and Spark will draft any such correspondence to Regulatory Authorities in the Novartis Territory taking into account Novartis’ comments where Spark determines it is reasonable to do so.
6.5    Interactions with Regulatory Authorities.
(a)    Novartis will be responsible at its sole cost and expense for the preparation and filing of any Regulatory Approval (excluding the EU Regulatory Approval) relating to the Products in the Novartis Territory, if any, and for all contacts and communications with any Regulatory Authorities in the Novartis Territory with respect to matters specifically relating to the Products and the EU Regulatory Approval once transferred to Novartis pursuant to the License Agreement. Spark will use commercially reasonable efforts to assist Novartis upon Novartis’ request with any interactions with such Regulatory Authorities in the Novartis Territory regarding the Manufacturing of the Drug Substance, including the preparation and provision of access to any CMC Documentation, at Spark’s cost and expense.
(b)    Spark shall notify Novartis immediately (and in no event later than [**]) after Spark receives any contact or communication from any Regulatory Authority (or is notified of the same by an Approved Subcontractor) in the Novartis Territory related in any way to the Manufacturing of the Products or which could be reasonably expected to have an adverse effect on the Manufacturing of the Products. Spark will provide Novartis with copies of any such correspondence or other communication within [**] of receipt of such communication by Spark. Spark will consult with Novartis regarding the response to any inquiry or observation from any Regulatory Authority in the Novartis Territory relating to the Manufacturing of the Products and will allow Novartis (or use commercially reasonable efforts to procure a right for Novartis) to participate in or control any further contacts or communications relating solely to the Manufacturing of the Products.
6.6    Safety Issues.

(a)    Spark will provide to Novartis prompt notice of any information it receives relating to the safety of a Product, including any confirmed or unconfirmed information on adverse, serious, or unexpected events associated with their use.
(b)    The Parties will share information relating to safety issues with respect a Product in accordance with the Pharmacovigilance Agreement.
6.7    Recalls. If the Product should be recalled in the Novartis Territory, Spark and Novartis will take all reasonably appropriate corrective actions. Spark will be responsible for all recall costs to the extent it can be demonstrated that the recall resulted directly from a breach of the Product Warranty. In all other cases, Novartis shall be responsible for all recall costs. Spark and Novartis will fully cooperate and provide all reasonable assistance to each other in good faith in conducting any recall.
(a)    If any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product in the Novartis Territory, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Novartis Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [**], advise the other Party thereof by telephone or high-priority email. Novartis, in consultation with Spark, shall decide whether to conduct a recall in the Novartis Territory and the manner in which any such recall shall be conducted, and shall notify Spark as soon as possible of any such decision. For the avoidance of doubt, Novartis shall have sole discretion as to whether to conduct a recall in the Novartis Territory and in the manner so conducted. Spark will make available to Novartis, upon request, all of Spark’s pertinent records that Novartis may reasonably request to assist Novartis in effecting any recall. Novartis shall bear the expense of any such recall, except to the extent such recall is directly caused by or due to the fault of Spark, its Affiliates, Sublicensees or vendors, in which case Spark shall bear the expense of any such recall.
(b)    If any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product in the Spark Territory, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the Spark Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [**], advise the other Party thereof by telephone or high-priority email. Spark shall decide, in consultation with Novartis, whether to conduct a recall in the Spark Territory and the manner in which any such recall shall be conducted and shall notify Novartis as soon as possible of any such decision. Novartis will make available to Spark, upon request, all of Novartis’ pertinent records that Spark may reasonably request to assist Spark in effecting any recall. Spark shall bear the expense of any such recall in the Spark Territory.
(c)    If either Party becomes aware of information relating to a Product that indicates that a vial or batch of Product may not conform to the Product Warranty, or that potential adulteration, misbranding, or other issues have arisen that relate to the safety or efficacy of a Product, it shall promptly so notify the other Party. To the extent practicable, the Parties shall immediately discuss the circumstances of any potential product recall, field correction, or withdrawal of such Product and possible appropriate courses of action resulting from such notification. As to any recall, field correction, or withdrawal of Product in the Novartis Territory, Novartis shall be the sole decision maker, provided that Novartis shall consider in good faith the views of Spark as to whether any recall, field correction, or withdrawal is necessary or appropriate and shall bear the costs of such recall in accordance with Section 6.7(a). As to any recall, field correction, or withdrawal of Product in the Spark Territory, Spark shall be the sole decision maker, provided that Spark shall consider in good faith the views of Novartis as to whether any recall, field correction, or withdrawal is necessary or appropriate and shall bear the costs of such recall in accordance with Section 6.7(b). Each Party shall maintain complete and accurate records of any recall, field correction, or withdrawal in its respective territory for such periods as may be required by applicable Laws.

7.	RESPONSIBLE PROCUREMENT
7.1    Novartis promotes the societal and environmental values of the United Nations Global Compact to its external suppliers and uses its influence where possible to encourage their adoption. Spark shall use reasonable efforts to:
(a)    comply with the Novartis Supplier Code (and any published updates that Novartis has provided written notice of Spark) which can be viewed and downloaded from https://www.novartis.com/about-us/corporate-responsibility/resources-news/codes-policies-guidelines (Spark may request a copy free of charge from Novartis);
(b)    with regard to Section 9.6 of the Novartis Supplier Code, provide information and documentation upon the reasonable written request of Novartis’ Alliance Manager (as defined therein) to Spark, after consultation with the JSC, to allow Novartis to verify compliance with the Novartis Supplier Code in the form requested, provided that Novartis and its Alliance Manager may request this information and documentation [**], and such information and documentation disclosed is subject to confidentiality obligations agreed by the Parties;
(c)    rectify identified non-compliances with the Novartis Supplier Code (where capable of remedy) and report remediation progress to Novartis on request;
(d)    require that Spark’s Affiliates and Approved Subcontractors are also bound to comply with the above requirements relating to the Novartis Supplier Code;
7.2    Notwithstanding anything to the contrary set forth herein and in the Novartis Supplier Code, Novartis and Spark expressly agree that Sections 9.4 (Third Party Relationships) and 9.5 (Audit Rights) of the Novartis Supplier Code are superseded by the terms of this Agreement.

8.	HEALTH, SAFETY, ENVIRONMENTAL (“HSE”) AND RISK MANAGEMENT
8.1    HSE Requirements. Spark will comply and shall use reasonable efforts to cause its cause its Approved Subcontractors to comply with the HSE requirements set forth in this Agreement including without limitation (i) any applicable Law in the United States relating to HSE protection; and (ii) any terms of the Quality Agreement relating to HSE (collectively, the “HSE Requirements”).

8.2    HSE Audits. Spark shall permit Novartis, its Affiliates or its designated representatives to audit the Spark Facility in order to verify compliance with the HSE Requirements under this Agreement, which audit may have up to [**] individuals from Novartis for a period of up to [**] attend such audits and may occur [**], or more frequently in any instance of existing or imminent violation of the applicable Laws in the United States, or reasonable suspicion thereof, each as demonstrated by reasonably detailed documentation, and subject to confidentiality obligations agreed by the Parties.
8.3    Risk Management. In order to ensure continuity of supply and in connection with diligent Risk Management practices, Spark will develop, implement and keep current a Risk Management program consistent with the principles outlined in ICH Q9 (Quality Risk Management) including a risk register and associated mitigation plans that shall detail strategies for responses to and recovery from a range of potential risks. Spark will promptly make such guidance document, policy or SOP governing its quality risk management program available to Novartis, its Affiliates or their designated representatives for review. Such quality risk management plan does not relieve Spark from any liability under this Agreement.

9.	TECHNOLOGY TRANSFER
9.1    Escrow Arrangements. Within time period(s) and via methods and procedures to be established by the Parties by [**], Spark will make preparations for and ensure that the Escrow Materials are stored at the facilities of one or more independent Third Party(s) of Spark’s choosing but reasonably acceptable to Novartis and on terms reasonably acceptable to both Spark and Novartis (the “Escrow Agent”). Spark shall also notify Novartis as to the location of the Escrow Agent’s facilities and contact Persons at Spark and the Escrow Agent having access to such facilities. Novartis shall bear all reasonable and documented costs associated with the preparation of the Escrow Materials and the transport to and storage of the Escrow Materials at such Escrow Agent's facilities. The agreement among Spark, Novartis and the Escrow Agent shall provide for, among other things, the release of the Escrow Materials to Novartis upon the occurrence of a Supply Transition Event or if Spark is subject to an actual or threatened Insolvency Event.
9.2    Technology Transfer
(a)    Without prejudice to its other rights or remedies under this Agreement, Novartis may issue a written notice to Spark at any time requesting a transfer of all or part of the Manufacture of the Products to Novartis or its designated Affiliate or a Third Party contract manufacturer (a “Transfer Notice”) if a Supply Transition Event occurs or if Spark is subject to a threatened Insolvency Event.
(b)    Within [**] after receipt of a Transfer Notice, the Parties shall agree on a Technology Transfer Plan, pursuant to which Spark shall provide (or procure the provision) to Novartis or its designated Affiliate or Third Party manufacturer:
(i)    all technical documentation (including master Batch Records), specifications, procedures, know-how, process descriptions and other written materials in its possession or control that are reasonably required for the Manufacture of Products; and

(ii)    samples of materials as set out in the Technology Transfer Plan relating to the Manufacture of Products, in all cases, to the extent controlled by Spark at the date of the Transfer Notice and to the extent necessary or reasonably useful for the Manufacture of Products (or the part of the Manufacturing process that is being transferred); and (ii) make reasonably available to Novartis, relevant scientific and technical personnel to answer questions, provide on-site support at one Drug Substance Manufacturing site, one Diluent Product Manufacturing site, and one fill and finish facility (or such subset of the above as reasonably necessary in the case of a transfer of part of the Manufacturing process), and to train personnel from such facilities, and/or provide instruction relating to Manufacture of Products during one site visit to each facility for a period of no more than [**] each. This includes support of performance of comparability studies and analytical methods and support in the resolution of technical and regulatory issues related to the technology transfer.
(c)    In the case of a Supply Transition Event elected by Novartis pursuant to clauses (a), (c), (d) or (e) of the definition of Supply Transition Event, such transfer shall take place as soon as reasonably practicable following the date of transfer requested by Novartis and all reasonable costs shall be borne by Spark.
(d)    In the case of a Supply Transition Event elected by Novartis or Spark pursuant to clause (b) of the definition of Supply Transition Event, unless otherwise agreed by the Parties such transfer shall take place as soon as reasonably practicable following the date of transfer requested by Novartis and all costs associated therewith shall be apportioned between the Parties as mutually agreed in the Technology Transfer Plan.
(e)    In the case of a Supply Transition Event pursuant to clause (f) of the definition of Supply Transition Event, unless otherwise agreed by the Parties pursuant to Section 10.7.5 of the License Agreement, such transfer shall take place as soon as reasonably practicable following the date of transfer requested by Novartis and all costs associated therewith shall borne by Novartis.
(f)    In the case where no Supply Transition Event has occurred, but the Parties have agreed to a Technology Transfer Plan because Spark is subject to a threatened Insolvency Event, no transfer shall actually take place or be made by Spark until a Supply Transition Event has actually occurred, and the costs associated therewith shall be determined in accordance with clauses (c)-(e) above.
(g)    The Technology Transfer Plan may also provide for a transfer by Spark to Novartis of agreed quantities of Products at a purchase price to be set forth in the Technology Transfer Plan.
9.3    Step-In Rights. Upon receipt of a Transfer Notice, if requested by Novartis Spark shall use commercially reasonable efforts to allow Novartis, its Affiliate or Third Party contract manufacturing organization to obtain the benefit (whether through assignment, step in rights, subcontracting or otherwise) of Spark’s agreements with Approved Subcontractors and suppliers of Materials.

10.    CONFIDENTIAL INFORMATION
10.1    Article 8 of the License Agreement shall govern the confidentiality obligations and use restrictions of the Parties with respect to Confidential Information disclosed under this Agreement and the Quality Agreement.
11.    INTELLECTUAL PROPERTY
11.1    Article 7 of the License Agreement shall govern the ownership of any Intellectual Property arising under this Agreement.
12.    REPRESENTATIONS AND WARRANTIES
12.1    Corporate Action. Each Party represents to the other Party that (a) it is a corporation duly organized and validly existing under the Laws of its jurisdiction of organization; (b) the execution and delivery of this Agreement has been authorized by all requisite corporate action, and (c) this Agreement is and will remain a valid and binding obligation of such Party, enforceable in accordance with its terms.
12.2    Absence of Other Contractual Restrictions. Each Party represents and warrants that it is under no contractual or other obligation or restriction that is inconsistent with its execution or performance of this Agreement or the rights granted to such Party under this Agreement. Neither will it enter into any agreement, either written or oral, that would conflict with its obligations under this Agreement.
12.3    Qualifications of Manufacturer Personnel. Spark has, and will engage, employees and permitted subcontractors and/or consultants (“Manufacturer Personnel”) with the proper skill, training and experience to provide Manufacturing services. Spark will be solely responsible for paying Manufacturer Personnel and providing any employee benefits that they are owed.
12.4    No Debarment. Spark represents and covenants that it has not been debarred, and has not been threatened with debarment, under Section 306(a) or (b) of the U.S. Generic Drug Enforcement Act of 1992, as amended, in the Spark Territory and Spark will not knowingly use in any capacity under this Agreement any debarred person or entity in the Spark Territory.
12.5    Intellectual Property. To Spark’s knowledge, (i) the Manufacture and/or supply of Drug Substance, Drug Product, Resulting Vials of Drug Product and Batches of Diluent Product as provided herein does not infringe or misappropriate the Intellectual Property of any Third Party, and (ii) Spark has not received any written notice alleging such infringement or misappropriation.
13.    INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY
13.1    Indemnification of Spark. Novartis shall indemnify Spark, its Affiliates and its and their respective directors, officers, employees, subcontractors, agents and representatives (the “Spark Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of

Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) any breach of covenant, representation or warranty set forth in this Agreement or the Quality Agreement by Novartis, (b) the Development, Manufacturing, use or Commercialization of the Drug Product, the Diluent Product or any product containing or comprised of foregoing in the Novartis Territory (save where such activities are performed by Spark), or (c) the gross negligence or willful misconduct of Novartis or its Affiliates or any of their respective Sublicensees, in each case, (a) - (c) except for those Losses for which Spark has an obligation to indemnify Novartis or any Novartis Indemnitee pursuant to Section 13.2.
13.2    Indemnification of Novartis. Spark shall indemnify Novartis, its Affiliates, and its and their respective directors, officers, employees, subcontractors, agents and representatives (the “Novartis Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of (a) any breach of covenant, representation or warranty set forth this Agreement or the Quality Agreement by Spark, (b) Spark’s Manufacturing or supply of the Products, or (c) the gross negligence or willful misconduct of Spark, in each case (a) – (c) except for those Losses for which Novartis has an obligation to indemnify Spark or any Spark Indemnitee pursuant to Section 13.1.
13.3    Indemnification Procedures. Upon notice of any Third Party Claim, the indemnified Party (“Indemnified Party”) will promptly notify the indemnifying Party (“Indemnifying Party”) in writing. Failure to notify the Indemnifying Party will not relieve that Party of its indemnification obligations except to the extent the failure or delay is prejudicial. The Indemnifying Party will have control over the defense and any settlement of such claim; provided however that (a) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (b) the Indemnifying Party will obtain the prior written approval (not to be unreasonably withheld) from the Indemnified Party before entering into any settlement of such claim. The Parties will cooperate in furnishing such information and attending such conferences and hearings as reasonably requested in connection with the defense or prosecution of any Third Party Claim. If the Indemnifying Party fails to act within a reasonable time after receiving notice, the Indemnified Party will have the right to employ its own counsel at the expense of the Indemnifying Party.
13.4    Direct Claims for Breach. If a Party believes it has been damaged directly (i.e., not arising from a Third Party Claim), such Party shall provide a Notice of Dispute to the other pursuant to Section 12.3 of the License Agreement. All such disputes shall be governed by ARTICLE 11 of the License Agreement. For clarity, this Section 13.4 is not intended to limit any other right or remedy of a Party with respect to this Agreement.
13.5    Integration of this Agreement and License Agreement. Spark and Novartis each acknowledge that the License Agreement and this Supply Agreement were entered into as part of one integrated transaction. As such, in the case of a claim for damages or indemnification, neither Spark nor Novartis shall assert that the performance and/or payment under one agreement was separate and apart from payment and/or performance under the other agreement.
13.6    Measure of Damages. Neither Party shall have liability to the other under this Agreement, whether pursuant to this ARTICLE 13, ARTICLE 11 of the License Agreement, or otherwise, in contract, tort or otherwise, for indirect, incidental, punitive, remote or speculative damages or other damages that are not probable and reasonably foreseeable; provided that
(a)    the foregoing limitation shall not apply to any such damages paid or payable to Third Parties in connection with an indemnifiable Third Party Claim pursuant to this ARTICLE 13 or in the case of gross negligence or fraud; and
(b)    without prejudice to Spark’s rights under ARTICLE 9 and Section 13.7, Spark’s total, aggregate liability in respect of Non-Conforming Products in any Calendar Year shall not exceed [**] percent ([**]%) of the [**] under this Agreement [**].
13.7    No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors to the extent such exclusion is prohibited by applicable Law.
14.    TERMINATION
14.1    Term. This Agreement will become effective as of the Effective Date and shall continue until the expiration or early termination of the License Agreement, unless earlier terminated pursuant to Section 14.2 (the “Term”).
14.2    Termination for Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may give written notice to the Breaching Party specifying the claimed particulars of such breach. The Breaching Party shall have a period of [**] after such notice if such material breach is a breach of a payment obligation or [**] after such notice in the case of any other material breach in which to cure such breach; provided that, if such breach other than a payment breach is capable of being cured and cannot be cured within such [**] period, and the Breaching Party notifies the Non-Breaching Party within such period that it has initiated actions to cure such breach and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances, but in no event longer than [**] after the end of the original cure period, to cure such breach. Any termination by any Party under this Section 14.2 and the effects of termination provided in this ARTICLE 14 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. If the Breaching Party fails to cure the breach within the time period set forth above, the Non-Breaching Party shall have the right thereafter to terminate this Agreement effective immediately by giving written notice to the Breaching Party to such effect; provided that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities or elect not to terminate this Agreement.
14.3    Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if an Insolvency Event occurs with respect to such other Party. In any event when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

14.4    Termination of License Agreement. This Agreement shall terminate automatically and without action of the Parties in the event of termination of the License Agreement for any reason whatsoever.
14.5    Consequences of Termination.
(a)    Upon expiry of this Agreement or upon termination of this Agreement (in whole) by Novartis for Spark’s material breach in accordance with Section 14.2, for a Spark Insolvency Event pursuant to Section 14.3 or as a consequence of Novartis’s termination of the License Agreement for Spark’s material breach thereof, the following shall apply:
(i)    at Novartis’s option, all undelivered Purchase Orders shall be cancelled;
(ii)    on demand from Novartis, Spark shall notify Novartis in writing of the quantity and description of finished Product, semi-finished Product and Materials held by Spark as at the date of termination;
(iii)    Novartis may, at its option, place an order with Spark:
(A)    to purchase any finished Product (which meets the Specifications and otherwise complies with this Agreement) at the Purchase Price current at the termination date;
(B)    to purchase any semi-finished Product at such pro-rata amount of the Purchase Price applicable to such semi-finished Product;
(C)    to complete the Manufacture of any semi-finished Product in accordance with this Agreement and deliver the same to Novartis at the Purchase Price current at the termination date; and/or
(D)    to purchase any Materials at cost price;
(iv)    the terms and conditions of this Agreement shall apply to any order placed by Novartis in accordance with Section 14.5(a)(iii); and
(v)    at Novartis’s request and subject always to applicable U.S. and EU Laws and cGMP, Spark shall, at its cost, destroy any finished Product and semi-finished Product that is not purchased by Novartis in accordance with Section 14.5(a)(iii) or that cannot be used by Spark in respect of supplies for the Spark Territory.
(b)    Without prejudice to Section 14.5(a), upon termination of this Agreement for any other reason, the following shall apply:
(i)    unless the Parties otherwise agree in writing, all undelivered Purchase Orders shall be deemed to be cancelled and Novartis shall purchase all finished Product,

semi-finished Product and Materials in Spark’s inventory as set forth in Sections 14.5(b)(ii) and (iii) below;
(ii)    Spark shall notify Novartis in writing of the quantity and description of finished Product, semi-finished Product and Materials held by Spark and intended for use in the Novartis Territory as at the date of termination or expiration;
(iii)    Novartis shall place an order with Spark to purchase:
(A)    any finished Product (which meets the Specifications and otherwise complies with this Agreement) at the Purchase Price current at the termination date;
(B)    any semi-finished Product at such pro-rata amount of the Purchase Price applicable to such semi-finished Product; and/or
(C)    any Materials at cost price,
in each case provided that they were intended for use in the Novartis Territory and Novartis shall not be obliged to purchase any such finished or part finished Product or Materials in excess of the lesser of: (1) the amount required to meet the Purchase Orders current at the date of termination or expiration; or (2) the amount held by Spark on the date when notice of termination or expiration was served (excluding any amounts held by Spark in respect of supplies for the Spark Territory);
(iv)    the terms and conditions of this Agreement shall apply to any order placed by Novartis in accordance with Section 14.5(b)(iii);
(v)    Novartis shall pay the Fixed Facility Fee in its entirety (regardless of whether any Products are ordered by Novartis) in accordance with Section 10.7.2(b) of the License Agreement; and
(vi)    Novartis shall pay all non-cancellable costs that Novartis is required to pay under the Capacity Plan.
14.6    Accrued Obligations. Neither the termination nor expiration of this Agreement shall release either of the Parties from any liability which at the time of such termination or expiration has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of either of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or such non-renewal.
14.7    Survival. The following provisions shall continue in force in accordance with their respective terms notwithstanding the expiration or the termination of this Agreement for any reason: Sections 3.7 to 3.10, 4.3, 4.4, 6.6(b), 6.7, 9.2 and 14.5 to 14.7, and ARTICLES 10, 11, 13 and 15.
15.    MISCELLANEOUS

15.1    Dispute Resolution. Subject to Section 3.9(a) and the decision-making authority of the JSC pursuant to Section 2.1.3(y) of the License Agreement in relation to issues arising under this Agreement (including, without limitation, disagreements regarding supply price increases (including the Fixed Facility Fee), capacity restrictions leading to supply shortages and, for a period of [**] following the Effective Date, review of the Capacity Plan), if any dispute or disagreement arises between Novartis and Spark in respect of this Agreement or any Related Agreement, ARTICLE 11 of the License Agreement shall apply.
15.2    Choice of Law. This Agreement shall be governed by and interpreted under, the Laws of the State of Delaware, United States, excluding: (a) any provision thereof that would apply the Law of any other jurisdiction; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.
15.3    Jurisdiction and Venue. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Superior Court of the State of Delaware, Wilmington. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding arising out of this Agreement in the United States District Court for the District of Delaware (or the Superior Court of the State of Delaware, Wilmington, as applicable), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. For the avoidance of doubt, both Parties hereby irrevocably waive any right they may have to a trial by jury arising from any dispute under this Agreement.
15.4    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 15.4 and shall be: (a) delivered personally; (b) transmitted by facsimile; or (c) sent via a reputable international overnight delivery service. Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission), provided that an original document is sent via an internationally recognized overnight delivery service (receipt requested), or (ii) one (1) Business Day after it is sent via a reputable international overnight delivery service.

If to Spark:	Spark Therapeutics, Inc. 3737 Market Street, Suite 1300 Philadelphia, PA 19104, USA Attention: General Counsel Facsimile: [**]
With copy to:	WilmerHale LLP 60 State Street Boston, MA 02109, USA Attention: Steven D. Barrett, Esq. Facsimile No.: (617) 526 5000
If to Novartis:	Novartis Pharma AG Lichtstrasse 35 CH 4002 Basel Switzerland Attn: Head of Pharma BD&L Fax: [**] Novartis Pharma AG Lichtstrasse 35 CH-4002 Basel Switzerland Attn: General Counsel Fax [**]
With a copy to:	Arnold & Porter Kaye Scholer LLP 250 West 55th Street New York, NY 10019-9710 Attention: Derek M. Stoldt, Esq. Facsimile No.: [**]
or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.
15.5    Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable, good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of the Severed Clause and this Agreement.
15.6    Integration. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral including, without limitation, that certain Mutual Non-Disclosure Agreement by and between Novartis and Spark, dated September 27, 2017 (the “CDA”), which obligations between Novartis and Spark are hereby terminated as of the Effective Date, provided that the rights and obligations of the Parties in Section 8 of the CDA shall survive as set forth therein. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information (as defined in the CDA) disclosed by a Party pursuant to the CDA shall be considered Confidential Information of such Party and subject to the terms set forth in this Agreement. This Agreement may be amended only in writing signed by properly authorized representatives of each of Spark and Novartis. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto or the License Agreement, the substantive provision of the License Agreement shall prevail.
15.7    Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Spark and Novartis, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.
15.8    Performance by Other Persons. Novartis may exercise its rights and perform its obligations under this Agreement itself or through any of its Affiliates or Sublicensees, as it deems appropriate without Spark’s consent. Novartis shall be responsible for the performance and compliance with this Agreement of its Affiliates, Sublicensees, authorized agents and subcontractors.
15.9    Assignment; Successors. Neither Party will assign, transfer or novate this Agreement without the prior written consent of the other Party, except assignment or transfer will be permitted by notice in writing, and without the prior written consent of the other Party, to: (a) any of the assigning Party’s Affiliates; or (b) a purchaser of a substantial part of a Party’s assets or business relating to the subject matter of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all successors and permitted assigns. Any permitted assignee will assume all obligations of its assignor under this Agreement. Any assignment, transfer or novation made in violation of this Section 15.9 shall be wholly void and invalid, the assignee, transferee or successor shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, the assignment, transfer or novation.
15.10    Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to any natural disaster, explosion, fire, flood, act of nature (including tornadoes, thunderstorms, earthquakes, typhoons, hurricanes, and tsunamis), war, hostilities between nations, civil commotions, terrorism, riots, embargo, losses or shortages of power, [**], sabotage, or any other cause reasonably beyond the control of such Party (a “Force Majeure Event”). The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its good faith estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts in good faith to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [**], the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.
15.11    No Third Party Beneficiaries. Except for the Spark Indemnitees and the Novartis Indemnitees as set forth in Article 13, this Agreement shall not be construed as conferring any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
15.12    Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided electronically by PDF or facsimile transmission shall be deemed to be original signatures.
15.13    English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.
15.14    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement:
15.15    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.
15.16    Interpretation. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified; (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement, unless otherwise specified; (f) “U.S.” or “US” or “United States” means the United States of America and its territories and possessions; and (g) all references to months, quarters or years are references to calendar months, calendar quarters, or Calendar Years, respectively, unless otherwise specified. All references to “$” amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars.
(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SPARK THERAPEUTICS, INC.

By:    /s/ Jeffrey D. Marrazzo
Name:      Jeffrey D. Marrazzo
Title:     CEO

NOVARTIS PHARMA AG

By:    /s/ Marc Ceulemans
Name:      Marc Ceulemans
Title:     Head Strategic Venture Capital Fund & Pharma Equities

By:/s/ Bartosz Dzikowski
Name:     Bartosz Dzikowski
Title:     Authorized Signatory

Exhibit A
Cost Definitions
[**]

Exhibit B
Product Descriptions and Specifications
Confidential Materials omitted and filed separately with the SEC. A total of 4 pages were omitted. [**]

Exhibit C
Escrow Materials
[**]

Exhibit D
Approved Subcontractors

Establishment Name, Address and Unique Facility Identifier	Specific Manufacturing Operations Being Conducted
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